SUB-SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into on this 20th day of August 2013 among OppenheimerFunds, Inc., a Colorado corporation (the “SubAdviser”), and Cornerstone Real Estate Advisers, LLC, a Delaware limited liability company (the “Sub-SubAdviser”)

W I T N E S S E T H:

WHEREAS, Oppenheimer Variable Account Funds (the “Trust”) is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Oppenheimer Diversified Alternatives Fund/VA (the “Fund”) is a separate series of the Trust;

WHEREAS, the Trust has appointed OFI Global Asset Management, Inc. (the “Adviser”) as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Adviser, SubAdviser and Sub-SubAdviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and are engaged in the business of rendering investment advice;

WHEREAS, the SubAdviser has, pursuant to a Subadvisory Agreement with the Adviser dated as of August 20, 2013 (the “SubAdvisory Agreement”) been retained to act as investment adviser for the Fund;

WHEREAS, the SubAdvisory Agreement permits the SubAdviser, at its option, subject to approval by the Trust’s Board of Trustees and, to the extent necessary, shareholders of the Fund, to delegate certain of its duties under the SubAdvisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the SubAdviser desires to retain Sub-SubAdviser to assist it in the provision of a continuous investment program for that portion, or all, of the Fund's assets that the SubAdviser and or the Adviser shall allocate to the Sub-SubAdviser from time to time, and Sub-SubAdviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows:

1. Appointment as Sub-SubAdviser. The SubAdviser hereby retains the Sub-SubAdviser to act as Sub-SubAdviser for and manage that portion, or all, of the Fund's assets that the SubAdviser and or the Adviser shall allocate to the Sub-SubAdviser from time to time (the “Allocated Assets”) and to provide investment advice to the Fund with the respect to the Allocated Assets as hereinafter set forth, subject to the supervision of the Adviser, SubAdviser and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Sub-SubAdviser hereby accepts such employment.

2. Duties of Sub-SubAdviser.

(a) Investments. The Sub-SubAdviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund's prospectus and Statement of Additional Information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions of the SubAdviser, the Adviser and the Trust’s Board of Trustees, to (i) regularly provide investment advice and recommendations to the Fund with respect to the Allocated Assets, investment policies and the purchase and sale of securities and other investments; (ii) supervise and monitor the investment program of the Allocated Assets and the composition of its portfolio to determine what securities and other investments shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph (d) below, for the purchase of securities and other investments for the Alloocated Assets and the sale of securities and other investments held in the portfolio of the Allocated Assets. The SubAdviser agrees to provide the Sub-SubAdviser with such assistance as may be reasonably requested by the Sub-SubAdviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund or the Fund’s affairs.

(b) Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement or otherwise, the Sub-SubAdviser shall act in conformity with the Trust's Declaration of Trust, By-Laws, procedures and policies adopted by the Board of the Trust and/or by the Adviser and/or SubAdviser and the Prospectus and with the instructions and directions received in writing from the Adviser, SubAdviser or the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations necessary to allow the Fund to qualify as a “regulated investment company” as defined in Subchapter M of the Code (which currently requires that, at the close of each quarter of the taxable year, (A) at least 50 percent of the value of the Fund’s total assets is represented by (i) cash and cash items [including receivables], government securities and securities of other regulated investment companies, and (ii) other securities for purposes of this calculation limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the Fund and to not more than 10 percent of the outstanding voting securities of such issuer, and (B) not more than 25 percent of the value of its total assets is invested in the securities other than government securities or the securities of other regulated investment companies of any one issuer). Notwithstanding the foregoing, the Adviser shall, subject to the Sub-SubAdviser’s compliance with its obligations with respect to the Allocated Assets, remain responsible for the Fund’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations. The Adviser and/or SubAdviser will provide the Sub-SubAdviser with a copy of those portions of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may materially affect the duties of the Sub-SubAdviser, and with the copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Sub-SubAdviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser and/or SubAdviser will provide the Sub-SubAdviser with advance notice of any change in the Fund's investment objectives, policies and restrictions as stated in the Prospectus or in any procedures and policies adopted by the Board of the Trust and/or the Adviser and/or SubAdviser, and the Sub-SubAdviser shall, in the performance of its duties and obligations under this Agreement, manage the Allocated Assets in compliance with such changes, provided the Sub-SubAdviser has received prompt notice of the effectiveness of such changes from the Fund or the Adviser and/or SubAdviser. In addition to such notice, the SubAdviser shall provide to the Sub-SubAdviser a copy of a modified Prospectus reflecting such changes. The SubAdviser acknowledges and agrees that, provided that the Sub-SubAdviser has provided the SubAdviser with complete, accurate and timely information regarding the Sub-SubAdviser’s activities relating to the Fund, the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Sub-SubAdviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Sub-SubAdviser to the Fund or to the SubAdviser specifically for inclusion in the Prospectus, or information which was provided to the Sub-SubAdviser to review and which Sub-SubAdviser approved as to the accuracy of such information or if the Sub-SubAdviser does not promptly respond will be deemed to have approved the accuracy of such information as described below. The Sub-SubAdviser hereby agrees to provide to the SubAdviser in a timely manner such information relating to the Sub-SubAdviser and its relationship to, and actions for, the Fund as may be required to be contained in the Prospectus or in the Fund’s registration statement on Form N-1A. The Sub-SubAdviser shall have seven (7) business days to review all disclosure about the Fund and the Sub-SubAdviser contained in the Fund’s Prospectus and Statement of Additional Information and certain advertisements for accuracy and shall approve or disapprove of such disclosure within seven (7) business days of receiving such disclosure. After the expiration of seven (7) business days, the SubAdviser shall provide the Sub-SubAdviser an additional five (5) business days to respond, such additional five (5) business days to commence upon written notice from the SubAdviser. The Sub-SubAdviser’s failure to respond within such time shall be deemed to constitute Sub-SubAdviser’s approval of such disclosure.

(c) Voting of Proxies. Absent specific written instructions to the contrary provided to the Sub-SubAdviser by the SubAdviser, the Sub-SubAdviser shall vote, either in person or by proxy, all securities in which the Allocated Assets may be invested from time to time in accordance with the Fund’s proxy voting procedures.

(d) Brokerage. The Sub-SubAdviser is authorized, subject to the supervision of the Adviser, SubAdviser and the Trust's Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Allocated Asset’s portfolio securities with or through, such persons, brokers (including, to the extent permitted by applicable law and by the Fund, the Adviser or the SubAdviser, any broker affiliated with the Sub-SubAdviser) or dealers (“brokers”) as Sub-SubAdviser may elect and negotiate commissions to be paid on such transactions.

Upon obtaining consent of the Adviser, SubAdviser or the Trust’s Board of Trustees, the Sub-SubAdviser may effect the purchase and sale of securities in private transactions on such terms and conditions as shall be approved by the Adviser or SubAdviser.

The Sub-SubAdviser shall place orders for the purchase and sale of portfolio investments for the Fund’s account with brokers or dealers selected by the Sub-SubAdviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-SubAdviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Sub-SubAdviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the SubAdviser and the Sub-SubAdviser, the Sub-SubAdviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Sub-SubAdviser an amount of commission for effecting the Allocated Asset’s investment transaction that is in excess of the amount of commission that another broker would have charged for effecting that transaction if, but only if, the Sub-SubAdviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Sub-SubAdviser with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-SubAdviser in connection with the Sub-SubAdviser's services to other clients.

On occasions when the Sub-SubAdviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Allocated Assets as well as other clients of the Sub-SubAdviser, the Sub-SubAdviser, to the extent permitted by applicable laws and regulations and subject to the allocation procedures approved by the Trust’s Board or Adviser, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-SubAdviser in accordance with the procedures approved by the Trustees, the Adviser or the SubAdviser, which currently require unfulfilled allocations to be filled first followed by pro-rata allocations based on the size of the client's portfolio.

(e) Securities Transactions. The Sub-SubAdviser and any affiliated person of the Sub-SubAdviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Sub-SubAdviser or any affiliated person of the Sub-SubAdviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder and is permitted by the procedures adopted by the Fund.

The Sub-SubAdviser, including its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and the Sub-SubAdviser’s and the Fund’s Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least a quarterly basis, the Sub-SubAdviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the SubAdviser that the Sub-SubAdviser and its Access Persons have complied with the Sub-SubAdviser’s and the Fund’s Code of Ethics with respect to the Allocated Assets or (ii) identifying any violations which have occurred with respect to the Allocated Assets.

(f) Books and Records. The Sub-SubAdviser shall maintain separate detailed records of all matters pertaining to the Allocated Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Sub-SubAdviser acknowledges that the Fund’s Records are property of the Fund. The Fund's Records shall be available to the Fund, the Adviser, or the SubAdviser and their respective agents at any time upon reasonable request during normal business hours and shall be available for telecopying without delay to each during any day that the Fund is open for business.

(g) Information Concerning the Allocated Assets and Sub-SubAdviser. From time to time as the Adviser, SubAdviser or the Fund may request, the Sub-SubAdviser will furnish the requesting party information and reports on portfolio transactions and reports on the Allocated Assets held in the portfolio, all in such detail, form and frequency as the Adviser, SubAdviser or the Fund may reasonably request.

The Sub-SubAdviser will (i) make appropriate persons, including the Fund’s portfolio manager(s), available for the purpose of reviewing with representatives of the Adviser, SubAdviser and/or the Trust’s Board of Trustees on a regular basis the management of the Allocated Assets, including, without limitation, review of the general investment strategy of the Fund, economic considerations and general conditions affecting the marketplace; (ii) on a continuing basis, (A) provide the distributor of the Fund (the “Distributor”) with assistance in the distribution and marketing of the Fund in such amount and form as the Fund’s distributor may reasonably request from time to time, and (B) upon reasonable notice from the Fund’s distributor, use reasonable efforts to cause the portfolio manager or other person who manages or is responsible for overseeing the management of the Allocated Assets (the “Portfolio Manager”) to provide marketing and distribution assistance to the Distributor, including, without limitation, conference calls, meetings and road trips, provided that each portfolio manager shall not be required to devote more than 10% of his or her time to such marketing and distribution activity (in this regard, the SubAdviser undertakes to reimburse the Sub-SubAdviser for its reasonable out-of-pocket expenses, provided that, such expenses are related to a request for marketing or distribution assistance by a duly authorized employee of the Adviser or SubAdviser); (iii) use reasonable efforts (A) to retain the services of the Portfolio Manager who manages the Allocated Assets, from time to time or (B) to promptly obtain the services of a Portfolio Manager acceptable to the Adviser or SubAdviser if the services of the Portfolio Manager are no longer available to the Sub-SubAdviser; (iv) from time to time, assure that each Portfolio Manager is acceptable to the Adviser or SubAdviser; (v) obtain the written approval of the Adviser or SubAdviser prior to designating a new Portfolio Manager; provided, however, that, if the services of a Portfolio Manager are no longer available to the Sub-SubAdviser due to circumstances beyond the reasonable control of the Sub-SubAdviser (e.g., voluntary resignation, death or disability), the Sub-SubAdviser may designate an interim Portfolio Manager who (A) shall be reasonably acceptable to the Adviser or SubAdviser and (B) shall function for a reasonable period of time until the Sub-SubAdviser designates an acceptable permanent replacement; (vi) promptly notify the SubAdviser of any anticipated changes in the Portfolio Manager, portfolio management, any anticipated changes in the ownership or management of the Sub-SubAdviser, or of material changes in the control of the Sub-SubAdviser, or any other material matter that may require disclosure to the Trustees, shareholders of the Fund or dealers.

The Sub-SubAdviser will also provide the SubAdviser with notice and analysis of events that may affect or relate to the valuation of the Fund’s portfolio securities.

(h) Custody Arrangements. The Sub-SubAdviser shall on each business day provide the SubAdviser, the Fund and the Fund’s custodian such information as the SubAdviser, the Fund and the Fund’s custodian may reasonably request relating to all transactions and portfolio holdings of the Allocated Assets.

(i) Historical Performance Information. To the extent agreed upon by the parties, the Sub-SubAdviser will provide the Fund and the SubAdviser with historical performance information with respect to Sub-SubAdviser’s similarly managed investment companies or other accounts, to be included in the Prospectus or for any other uses permitted by applicable law and to the extent available.

3. Independent Contractor. In the performance of its duties hereunder, the Sub-SubAdviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Adviser or the SubAdviser in any way or otherwise be deemed an agent of the Fund, Adviser or the SubAdviser.

4. Expenses. During the term of this Agreement, Sub-SubAdviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund. The Sub-SubAdviser shall, at its sole expense, employ or associate itself with such persons or firms as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. Except as otherwise provided in this Agreement or by law, the Sub-SubAdviser shall not be responsible for the Fund's, Adviser’s or SubAdviser’s expenses, which shall include, but not be limited to, organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Sub-SubAdviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission (the “SEC”); expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Allocated Asset’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Fund or the SubAdviser, as the case may be, shall reimburse the Sub-SubAdviser for any expenses of the Fund or the SubAdviser as may be reasonably incurred as specifically provided for in this Agreement or as specifically agreed to beforehand by SubAdviser. The Sub-SubAdviser shall keep and supply to the Fund and the SubAdviser reasonable records of all such expenses.

5. Compensation. For the services provided and the expenses assumedpursuant to this Agreement, the Sub-SubAdviser will be entitled to the fee as described on Exhibit A. Such fee will be computed daily and payable no later than the tenth (10th) business day following the end of each month, from the SubAdviser, calculated as described in Exhibit A.

The method of determining net assets of the Allocated Assets for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of the shares as described in the Fund's Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.

The Sub-SubAdviser agrees that during any period in which the Sub-SubAdviser serves as a subadviser to any other registered investment company and provides the same or substantially similar services to such investment company at a lower fee rate, the Sub-SubAdviser shall charge the SubAdviser and the Fund no more than the lowest fee rate then in effect unless otherwise specifically agreed by the SubAdviser and Sub-SubAdviser in writing.

In the event that the investment advisory fee rate paid to the SubAdviser by the Adviser is reduced, the compensation paid to the Sub-SubAdviser hereunder shall be reduced by the same percentage.

6. Representations and Warranties of Sub-SubAdviser. The Sub-SubAdviser represents and warrants to the SubAdviser and the Fund as follows:

(a) The Sub-SubAdviser is registered as an investment adviser under the Advisers Act;

(b) The Sub-SubAdviser is a limited liability company duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(c) The execution, delivery and performance by the Sub-SubAdviser of this Agreement are within the Sub-SubAdviser's powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-SubAdviser for the execution, delivery and performance by the Sub-SubAdviser of this Agreement, and the execution, delivery and performance by the Sub-SubAdviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-SubAdviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-SubAdviser; and

(d) The Form ADV of the Sub-SubAdviser previously provided to the SubAdviser and all amendments to the Sub-SubAdviser’s Form ADV to be provided to SubAdviser is or will be a true and complete copy of the form as currently filed or as then filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

7. Representations and Warranties of SubAdviser. The SubAdviser represents and warrants to the Sub-SubAdviser as follows:

(a) The SubAdviser is registered as an investment adviser under the Advisers Act;

(b) The SubAdviser is registered under the CEA as a Commodity Pool Operator and Commodity Trading Adviser with the CFTC and the NFA, or it is not required to register pursuant to an applicable exemption;

(c) The SubAdviser is a corporation duly organized and validly existing under the laws of the State of Colorado with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(d) The execution, delivery and performance by the SubAdviser of this Agreement are within the SubAdviser's powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the SubAdviser for the execution, delivery and performance by the SubAdviser of this Agreement, and the execution, delivery and performance by the SubAdviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the SubAdviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the SubAdviser;

(e) The SubAdviser acknowledges that it received a copy of the Sub-SubAdviser's Form ADV prior to the execution of this Agreement; and

(f) The SubAdviser and the Adviser have duly entered into the SubAdvisory Agreement pursuant to which the Adviser authorized the SubAdviser to enter into this Agreement; and

8. Delivery of Documents to the Adviser. The Sub-SubAdviser has furnished the SubAdviser with true, accurate and complete copies of the following:

(a) The Sub-SubAdviser’s Form ADV as filed with the Commission, as of the date hereof;

(b) Separate lists of persons who the Sub-SubAdviser wishes to have authorized to give written and oral instructions to custodian(s) of the Fund; and

(c)	The Code of Ethics of the Sub-SubAdviser, as in effect on the date hereof.

The Sub-SubAdviser will furnish the SubAdviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-SubAdviser and the SubAdviser pursuant to Sections 6 and 7, respectively, shall survive the termination of this Agreement. The parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true and the Sub-SubAdviser shall promptly update all information and documents which the Sub-SubAdviser is required to provide to the SubAdviser hereunder.

10. Liability and Indemnification.

(a) Liability. The Sub-SubAdviser shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-SubAdviser or a reckless disregard of its duties hereunder, the Sub-SubAdviser, each of its affiliates and all respective partners, officers, Trustees and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Sub-SubAdviser (“Controlling Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to the Adviser, the SubAdviser, the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates. Except as set forth in (c) below, the absence of willful misfeasance, bad faith or gross negligence on the part of the SubAdviser or a reckless disregard of its duties hereunder, the SubAdviser, any of its Affiliates and each of the SubAdviser’s Controlling Persons, if any, shall not be subject to any liability to the Sub-SubAdviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Allocated Assets; provided, however, that nothing herein shall relieve the SubAdviser and the Sub-SubAdviser from any of their obligations under applicable law, including, without limitation, federal and state securities or commodities laws.

(b) The Sub-SubAdviser agrees to indemnify and hold harmless the SubAdviser, its Affiliates and Controlling Persons and their respective officers, Trustees and employees, against any and all losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees), to which the SubAdviser or such Affiliates or Controlling Persons of the SubAdviser or their respective officers, Trustees and employees may become subject under the 1940 Act, the Securities Act of 1933 (the “1933 Act”), the Advisers Act, the CEA or any other statute, law, rule or regulation, arising directly out of the Sub-SubAdviser's responsibilities hereunder (1) to the extent of and as result of the willful misfeasance, bad faith, or gross negligence by the Sub-SubAdviser, any of the Sub-SubAdviser's employees or representatives or any other affiliate of or any person acting on behalf of the Sub-SubAdviser, or (2) as a result of any untrue statement of a material fact contained in the Fund’s registration statement, including any amendment thereof or any supplement thereto, or the omission of a material fact required to be stated in such registration statement necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-SubAdviser to the Fund or written information furnished by the SubAdviser to the Sub-SubAdviser for review and such information is approved or deemed approved by the Sub-SubAdviser; provided, however, that in no case is the Sub-SubAdviser's indemnity hereunder deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c) The SubAdviser agrees to indemnify and hold harmless the Sub-SubAdviser, its Affiliates and each Controlling Person of the Sub-SubAdviser, if any, and their respective officers, Trustees and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees), to which the Sub-SubAdviser or such Affiliates or Controlling Person of the Sub-SubAdviser or their respective officers, Trustees and employees may become subject under the Act, the 1933 Act, the Advisers Act, or any other statute, law, rule or regulation, arising out of the SubAdviser's responsibilities as investment manager of the Allocated Assets or the SubAdviser’s obligations hereunder (1) to the extent of and as a result of the willful misfeasance, bad faith, or gross negligence by the SubAdviser, any of the SubAdviser's employees or representatives or any affiliate of or any person acting on behalf of the SubAdviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Fund’s registration statement, including any amendment thereof or any supplement thereto, or the omission of or alleged omission to state a material fact in such registration statement necessary to make the statements therein not misleading; provided, however, that in no case shall the SubAdviser's indemnity hereunder be deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

11. Duration and Termination.

(a) Duration. Unless sooner terminated, this Agreement shall remain in effect until two years from the date of execution hereof, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Trust's Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i) By vote of a majority of the Trust's Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund, or by the SubAdviser, in each case, upon at least 60 days' written notice to the Sub-SubAdviser;

(ii) By the non-defaulting party immediately upon receipt of written notice from the non-defaulting party to the defaulting party in the event of a breach of any provision of this Agreement by the defaulting party; or

(iii) By the Sub-SubAdviser upon at least 60 days’ written notice to the SubAdviser and the Trust. If Sub-SubAdviser terminates this Agreement pursuant to this sub-paragraph (iii), Sub-SubAdviser is hereby prohibited from using any performance information with respect to the Fund and the Allocated Assets for any purpose for a period of one (1) year from the effective date of termination under this sub-paragraph (iii). This restriction shall not apply to any mutual fund that Sub-SubAdviser managed prior to the date of this Agreement.

The notice provided for in (i) and (iii) above may be waived by the party required to be notified.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement. In the event of an assignment that occurs solely due to the change of control of the Sub-SubAdviser, any necessary approvals will be obtained at the sole expense of the Sub-SubAdviser.

(c) Transactions in Progress Upon Termination. The SubAdviser and Sub-SubAdviser will cooperate with each other to ensure that portfolio or other transactions in progress at the date of termination of this Agreement shall be completed by the Sub-SubAdviser in accordance with the terms of such transactions, and to this end the Sub-SubAdviser shall provide the SubAdviser with all necessary information and documentation to secure the implementation thereof.

12. Duties of the SubAdviser. The SubAdviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the SubAdvisory Agreement and shall oversee and review the Sub-SubAdviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the SubAdviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.	Reference to SubAdviser and Sub-SubAdviser.

(a) Neither the SubAdviser nor any Affiliate or agent of it shall make reference to or use the name of Sub-SubAdviser or any of its Affiliates, or any of their clients, except as provided herein and except for references concerning the identity of and services provided by the Sub-SubAdviser to the Fund, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Sub-SubAdviser, which approval shall not be unreasonably withheld or delayed. The SubAdviser hereby agrees to make all reasonable efforts to cause the Fund and any Affiliate thereof to satisfy the foregoing obligation.

(b) Neither the Sub-SubAdviser nor any Affiliate or agent of it shall make reference to or use the name of the Fund, the Adviser, the SubAdviser or any of their respective Affiliates, or any of their clients, except references concerning the identity of the Fund or the SubAdviser, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Sub-SubAdviser, which approval shall not be unreasonably withheld or delayed. The Sub-SubAdviser hereby agrees to make all reasonable efforts to cause the Fund and any Affiliate thereof to satisfy the foregoing obligation.

14. Amendment. This Agreement may be amended only by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act) and b) the vote of a majority of those Trustees of the Fund who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15. Confidentiality. Subject to the duties of the Sub-SubAdviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the Sub-SubAdviser shall treat as confidential all information pertaining to the Fund and the actions of the Sub-SubAdviser, the SubAdviser, the Adviser and the Fund in respect thereof.

16. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)	If to the Sub-SubAdviser:

Cornerstone Real Estate Advisers, LLC

One Financial Plaza, Ste. 1700

Hartford, CT 06103-2604

Attention: General Counsel

Facsimile: (860) 509-2224

(b) If to the SubAdviser:

OppenheimerFunds, Inc.

Two World Financial Center

225 Liberty Street, 11th Floor

New York, NY 10281-1008

Attention: Chief Legal Officer

Facsimile: (212) 323-4070

Such notice shall be deemed effective when provided in accordance with this section 16.

17. Jurisdiction. This Agreement shall be governed by and construed consistent with the Advisory Agreement and in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

19. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22. Survival. The provisions of Sections 2(f), 9, 10, 11(c), 13, 15 and 16 will survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

SUBADVISER

OppenheimerFunds, Inc.

By: /s/ Arthur S. Gabinet

Name: Arthur S. Gabinet

Title: Chief Legal Officer

SUB-SUBADVISER

Cornerstone Real Estate Advisers, LLC

By: /s/ William E. Bartol

Name: William E. Bartol

Title: Chief Compliance Officer

EXHIBIT A TO

SUBADVISORY AGREEMENT

Sub-SubAdvisory Fee

The SubAdviser will pay the Sub-SubAdviser a fee equal to 40% of the investment management fee collected by the Adviser from the Fund, with respect to and based on the portion of the average daily net assets of the Fund comprising the Allocated Assets, which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by the Adviser with the Sub-SubAdviser's concurrence. Notwithstanding the foregoing, if the Adviser, without demand from the Fund’s Board of Trustees, agrees, without the Sub-SubAdviser's concurrence, to voluntarily waive a portion of the investment management fee the Fund is required to pay to the Adviser, the Sub-SubAdviser's fee hereunder shall be based upon the investment management fee the Fund would have paid but for any such waiver agreed to by the Adviser in its sole discretion.